Exhibit 23.3

INDEPENDENT ACCOUNTANTS CONSENT

We consent to the use of our report dated February 18, 2005, with respect to the consolidated financial statements of Citizens Bancorp, Inc., included in this Registration Statement on Form S-4 (Registration Statement No. 333-128383) and to the reference to our firm under “Experts” in the Registration Statement.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Lexington, Kentucky
October 7, 2005